Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratios)
	Year Ended December 31,
Excluding Interest on Deposits	2015	2014	2013	2012	2011
Income From Continuing Operations Before Income Tax	88,495	63,388	50,298	36,090	5,869
Fixed Charges:
Interest Expense on borrowings	19,578	14,050	3,281	685	603
Total earnings and fixed charges	108,073	77,438	53,579	36,775	6,472
Total fixed charges, as above	19,578	14,050	3,281	685	603
Ratio of earnings to fixed charges	5.52	5.51	16.33	53.69	10.73

Including Interest on Deposits
Total earnings and fixed charges, as above	108,073	77,438	53,579	36,775	6,472
Add: Interest expense on deposits	33,982	24,454	21,020	21,076	21,861
Total earnings, fixed charges, and interest expense on deposits	142,055	101,892	74,599	57,851	28,333
Total fixed charges, as above	19,578	14,050	3,281	685	603
Add: Interest expense on deposits	33,982	24,454	21,020	21,076	21,861
Total fixed charges including interest expense on deposits	53,560	38,504	24,301	21,761	22,464
Ratio of earnings to fixed charges	2.65	2.65	3.07	2.66	1.26
Amount by Which Earnings Were Insufficient to Cover Fixed Charges	-	-	-	-	-

Computation of Ratio of Earnings to Fixed Charges
and Preferred Stock Dividend Requirements
(in thousands, except ratios)

	Year Ended December 31,
	2015	2014	2013	2012	2011
Excluding Interest on Deposits:
Income from continuing operations before income tax	88,495	63,388	50,298	36,090	5,869
Fixed charges:
Interest expense on borrowings	19,578	14,050	3,281	685	603
Total earnings and fixed charges	108,073	77,438	53,579	36,775	6,472
Total fixed charges, as above	19,578	14,050	3,281	685	603
Preferred stock dividends	2,493	0	0	0	44
Total fixed charges and preferred stock dividends	22,071	14,050	3,281	685	647
Ratio of earnings to fixed charges and preferred stock dividends	4.90	5.51	16.33	53.69	10.00

Including Interest on Deposits:
Total earnings and fixed charges, as above	108,073	77,438	53,579	36,775	6,472
Add: interest expense on deposits	33,982	24,454	21,020	21,076	21,861
Total earnings, fixed charges, and interest expense on deposits	142,055	101,892	74,599	57,851	28,333
Total fixed charges and preferred stock dividends, as above	22,071	14,050	3,281	685	647
Add: interest expense on deposits	33,982	24,454	21,020	21,076	21,861
Total fixed charges and preferred stock dividends, including interest expense on deposits	56,053	38,504	24,301	21,761	22,508
Ratio of earnings to fixed charges and preferred stock dividends	2.53	2.65	3.07	2.66	1.26